Exhibit (i)(19)

Drinker Biddle & Reath LLP
One Logan Square
18th and Cherry Streets
Philadelphia, PA 19103-6996
Telephone: (215) 988-2700
Fax: (215) 988-2757

August 12, 2002

Goldman Sachs Trust
4900 Sears Tower
Chicago, IL 60606

RE:	Financial Square Prime Obligations Fund, Financial Square Money Market Fund, Financial Square Treasury Obligations Fund, Financial Square Treasury Instruments Fund, Financial Square Government Fund, Financial Square Federal Fund and Financial Square Tax-Free Money Market Fund of Goldman Sachs Trust

Ladies and Gentlemen:

     We have acted as counsel for Goldman Sachs Trust, a Delaware business trust (the “Trust”), in connection with the registration under the Securities Act of 1933 of seven new classes of shares of beneficial interest. Each class represents interests in one of seven series, or funds, of the Trust. The seven series are the Financial Square Prime Obligations Fund, Financial Square Money Market Fund, Financial Square Treasury Obligations Fund, Financial Square Treasury Instruments Fund, Financial Square Government Fund, Financial Square Federal Fund and Financial Square Tax-Free Money Market Fund. The new class of shares in each of these series is designated as the “Capital Shares” class. The Trust is authorized to issue an unlimited number of Capital Shares of each series (hereinafter referred to as the “Shares”).

     We have reviewed the Trust’s Declaration of Trust, its by-laws and resolutions adopted by its Board of Trustees, and have considered such other legal and factual matters as we have deemed appropriate.

     This opinion is based exclusively on the Delaware Business Trust Act and the federal laws of the United States of America.

     Based on the foregoing, we are of the opinion that the Shares, when issued against payment therefor as described in the Trust’s prospectus relating thereto, will be legally issued, fully paid and non-assessable by the Trust, and that the holders of the Shares will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the general corporation law of the State of Delaware

Goldman Sachs Trust
August 12, 2002

(except that we express no opinion as to such holders who are also trustees of the Trust). Pursuant to Section 2 of Article VIII of the Declaration of Trust, the Trustees have the power to cause shareholders, or shareholders of a particular series or class, to pay certain custodian, transfer, servicing or similar agent charges by setting off the same against declared but unpaid dividends or by reducing share ownership (or by both means).

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as part of a Post-Effective Amendment to the Registration Statement of the Trust. Except as provided in this paragraph, the opinion set forth above is expressed solely for the benefit of the addressee hereof in connection with the matters contemplated hereby and may not be relied upon by, or filed with, any other person or entity or for any other purpose without our prior written consent.

Very truly yours,

/s/ DRINKER BIDDLE & REATH LLP

DRINKER BIDDLE & REATH LLP